Filed Pursuant to Rule 433

Registration Statement No. 333-271881

Jefferies Financial Group Inc.
Market Linked Securities
Market Linked Securities— Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the Energy Select Sector SPDR® Fund due March 2, 2028
Term Sheet to Preliminary Pricing Supplement dated January 31, 2025

Summary of Terms
Issuer:	Jefferies Financial Group Inc.
Market Measure:	Energy Select Sector SPDR® Fund (the “Index”)
Pricing Date*:	February 27, 2025
Issue Date*:	March 4, 2025
Face Amount and Original Offering Price:	$1,000 per security
Automatic Call:	If the fund closing price of the Fund on the call date is greater than or equal to starting price, the securities will be automatically called for the face amount plus the call premium.
Call Date*:	March 4, 2026
Call Premium:	At least 15.10% of the face amount (to be determined on the pricing date)
Call Settlement Date:	Three business days after the applicable call date.
Maturity Payment Amount (per security) if the securities are not automatically called:
•    if the ending price is greater than the starting price: $1,000 plus $1,000 × fund return × upside participation rate;
•    if the ending price is equal to or less than the starting price, but greater than or equal to the threshold price:
$1,000; or
•    if the ending price is less than the threshold price:
$1,000 + [$1,000 × (fund return + buffer amount)]

Stated Maturity Date*:	March 2, 2028
Starting Price:	The fund closing price of the Fund on the pricing date
Ending Price:	The fund closing price of the Fund on the calculation day
Threshold Price:	90% of the starting price
Buffer Amount:	10%
Upside Participation Rate:	125%
Fund Return:	(ending price – starting price) / starting price
Final Calculation Day*:	February 28, 2028
Calculation Agent:	Jefferies Financial Services Inc. (“JFSI”), a wholly owned subsidiary of Jefferies Financial Group Inc.
Denominations:	$1,000 and any integral multiple of $1,000
Agents Discount**:
Up to 2.575%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 2.00% and WFS may pay 0.075% of the agent’s discount to WFA as a distribution expense fee

CUSIP:	47233YEW1
Material Tax Consequences:	See the preliminary pricing supplement.
Hypothetical Payout Profile***

***assumes a call premium of 15.10% of the face amount. The actual call premium will be determined on the pricing date.

If the securities are automatically called, the positive return on the securities will be limited to the call premium, and you will not participate in any appreciation of the Fund beyond the call premium, which may be significant. If the securities are automatically called, you will no longer have the opportunity to participate in any appreciation of the Fund at the upside participation rate.
If the securities are not automatically called, and the ending price is less than the threshold price, you will have 1-to-1 downside exposure to the decrease in the price of the Fund in excess of the buffer amount, and will lose some, and possibly up to 90%, of the face amount of your securities at maturity.

We estimate that the value of each security on the pricing date will be approximately $956.30, or within $30.00 of that estimate.  See “Estimated Value of the Securities” in the accompanying preliminary pricing supplement for more information.

Preliminary Pricing Supplement:
https://www.sec.gov/Archives/edgar/data/96223/000114036125002717/ef20042689_424b2.htm
*subject to change ** In addition, selected dealers may receive a fee of up to 0.20% for marketing and other services
The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities.  See “Selected Risk Considerations” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.
This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.
Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the securities.
NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations
The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.

•	If The Securities Are Not Automatically Called And The Ending Price Is Less Than The Threshold Price, You Will Lose Some, And Possibly Up To 90%, Of The Face Amount Of Your Securities At Maturity.
•	No Periodic Interest Will Be Paid On The Securities.
•	If The Securities Are Automatically Called, The Return On The Securities Will Be Limited To The Call Premium.
•	The Securities Are Subject To A Potential Automatic Call, Which Would Limit Your Ability To Receive Further Payment On The Securities.
•	The Call Settlement Date Or The Stated Maturity Date May Be Postponed If The Call Date Or The Final Calculation Day Is Postponed.
•	The Tax Consequences Of An Investment In Your Securities Are Uncertain.
•	Your Securities May Be Subject to the Constructive Ownership Rules
•	The Securities Are Subject To Our Credit Risk.
•	The Estimated Value Of The Securities On The Pricing Date, Based On Jefferies LLC Proprietary Pricing Models At That Time And Our Internal Funding Rate, Will Be Less Than The Original Offering Price.
•	The Estimated Value Of The Securities Was Determined For Us By Our Subsidiary Using Proprietary Pricing Models.
•	The Estimated Value Of The Securities Would Be Lower If It Were Calculated Based On Our Secondary Market Rate.
•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS, Jefferies LLC Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.
•	The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.
•	The Securities Will Not Be Listed On Any Securities Exchange And The Issuer Does Not Expect A Trading Market For The Securities To Develop.
•	The Stocks Held By The Fund Are Concentrated In One Sector.
•	Adverse Conditions In The Energy Sector May Reduce Your Return On The Securities.
•	The Stocks Of Companies In The Energy Sector Are Subject To Swift Price Fluctuations.
•
Any Payments On The Securities And Whether The Securities Are Automatically Called Will Depend Upon The Performance Of The Fund And Therefore The Securities Are Subject To The Risks Associated With The Fund, As Discussed In The Accompanying Pricing Supplement and Product Supplement.

•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents that the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any agent or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Jefferies LLC.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.